Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Solta Medical, Inc.

at

$2.92 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated December 23, 2013

by

Sapphire Subsidiary Corp.

a wholly owned subsidiary of

Valeant Pharmaceuticals International

a wholly owned subsidiary of

Valeant Pharmaceuticals International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 22, 2014), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER (AS IT MAY BE SO EXTENDED, THE “EXPIRATION TIME”).

December 23, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Sapphire Subsidiary Corp., a Delaware corporation (the “Purchaser”) to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (each, a “Share”), of Solta Medical, Inc., a Delaware corporation (“Solta”), at a price of $2.92 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2013 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Valeant”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), the Regulatory Condition (as defined in the Offer to Purchase), and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time;

5. A letter to stockholders of Solta from the Chairman of the Board and Interim Chief Executive Officer of Solta, accompanied by Solta’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 22, 2014), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 15, 2013 (as it may be amended or supplemented, the “Merger Agreement”), by and among Solta, VPI, the Purchaser and Valeant, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Solta, with Solta continuing as the surviving corporation and a wholly owned subsidiary of VPI (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Solta or owned by Valeant, VPI or the Purchaser, or by any direct or indirect wholly owned subsidiary of Solta, VPI or Valeant (in each case, other than Shares held on behalf of third parties), all of which will be canceled and will cease to exist, and (ii) Shares owned by stockholders of Solta who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive an amount in cash equal to the Offer Price.

THE SOLTA BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the Solta Board of Directors (the “Solta Board”) unanimously (a) approved and declared the advisability of the Merger Agreement, the Tender Agreements (as defined in the Offer to Purchase), the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of Solta and the stockholders of Solta that Solta enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that the stockholders of Solta tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to Solta and the stockholders of Solta and (d) recommended that the stockholders of Solta accept the Offer and tender their Shares to the Purchaser pursuant to the Offer. All directors and certain officers of Solta, along with an affiliated entity of one director, have entered into agreements committing to tender their shares in the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Time if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the

Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Purchaser’s expense.

Very truly yours,

D.F. KING & CO., INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR SOLTA, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Stockholders may call toll free: (800) 628-8536

Banks and brokers may call collect: (212) 269-5550

Email: info@dfking.com

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